Comparison of change in value of $10,000 investment
 in Dreyfus New Leaders Fund, Inc.
and the Russell 2500 Index

EXHIBIT A:



 PERIOD       Dreyfus New         Russell
           Leaders Fund, Inc.   2500 Index *

12/31/91        10,000            10,000
12/31/92        10,943            11,609
12/31/93        12,810            13,530
12/31/94        12,791            13,388
12/31/95        16,603            17,632
12/31/96        19,477            20,988
12/31/97        23,283            26,100
12/31/98        22,364            26,200
12/31/99        30,733            32,524
12/31/00        33,373            33,913
12/31/01        30,181            34,332


* Source: Lipper Inc.